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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                          Excelsior Absolute Return Fund of Funds, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

                               225 High Ridge Rd.
                               Stamford, CT 06905

Telephone Number (including area code): (203) 352-4497

Name and address of agents for service of process:

                                Douglas Lindgren
                            U.S. Trust Company, N.A.
                               225 High Ridge Rd.
                               Stamford, CT 06905


                                   copies to:
                            Kenneth S. Gerstein, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  X           No ___
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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Stamford in the State of Connecticut on the 2/nd/ day of July, 2003.

                                    EXCELSIOR ABSOLUTE RETURN
                                    FUNDS OF FUND, LLC
                                    (Name of Registrant)


                                    By:  /s/ Douglas Lindgren
                                         _____________________________________
                                         Name:  Douglas Lindgren
                                         Title: President